Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Performance Incentive Plan of Zurn Water Solutions Corporation of our reports dated February 16, 2021, with respect to the consolidated financial statements and schedule of Rexnord Corporation and the effectiveness of internal control over financial reporting of Rexnord Corporation included in its Transition Report (Form 10-KT) for the transition period from April 1, 2020, to December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

October 7, 2021